Advaxis Announces Reverse Stock Split

PRINCETON, N.J. (March 28, 2019) – Advaxis, Inc. (NASDAQ: ADXS), a late-stage biotechnology company focused on the discovery, development and commercialization of immunotherapy products, today announced that its Board of Directors has approved a one-for-fifteen (1-for-15) reverse stock split of its common stock that will become effective tomorrow, March 29, 2019, upon the filing of a Certificate of Amendment to its Certificate of Incorporation with the Secretary of the State of Delaware. Beginning on March 29, 2019, Advaxis’ common stock will trade on the Nasdaq Global Select Market on a reverse split-adjusted basis under the new CUSIP number 007624307.

As previously disclosed, at the Company’s Annual Meeting of Stockholders held on February 21, 2019, Advaxis’ stockholders approved a proposal authorizing the Company’s Board of Directors to effect a reverse stock split by a ratio of not less than one-for-ten (1-for-10) and not more than one-for-twenty-five (1-for-25).

The reverse stock split uniformly affects all issued and outstanding shares of the Company’s common stock. The reverse stock split will not alter any stockholder’s percentage ownership interest in Advaxis, except to the extent that the reverse stock split results in fractional shares. No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment based on the closing sales price of the Company’s common stock on March 28, 2019. The par value of the Company’s common stock will remain unchanged at $0.001 per share following the reverse stock split.

The reverse split is expected to bring the closing bid price of the Company’s common stock well above the $1 per share required to continue the listing of the common stock on the Nasdaq Global Select Market.

The reverse stock split proportionately reduces the number of shares of common stock available for issuance under the Company’s equity incentive plans and proportionately reduces the number of shares of common stock issuable upon the exercise of stock options and warrants outstanding immediately prior to the reverse split.

The reverse stock split will reduce the number of shares of common stock issued and outstanding from approximately 82.6 million to approximately 5.5 million. There is no change to the number of authorized shares under the Company’s Certificate of Incorporation, as amended.

Continental Stock Transfer & Trust Company, Inc. (Continental) is acting as the exchange agent and transfer agent for the reverse stock split. Continental will provide instructions to stockholders with physical certificates regarding the optional process for exchanging their pre-split stock certificates for post-split stock certificates and receiving payment for any fractional shares.

About Advaxis, Inc.

Advaxis, Inc. is a late-stage biotechnology company focused on the discovery, development and commercialization of proprietary Lm-based antigen delivery products. These immunotherapies are based on a platform technology that utilizes live attenuated Listeria monocytogenes (Lm) bioengineered to secrete antigen/adjuvant fusion proteins. These Lm-based strains are believed to be a significant advancement in immunotherapy as they integrate multiple functions into a single immunotherapy and are designed to access and direct antigen presenting cells to stimulate anti-tumor T cell immunity, activate the immune system with the equivalent of multiple adjuvants, and simultaneously reduce tumor protection in the tumor microenvironment to enable T cells to eliminate tumors. Advaxis has four programs in various stages of clinical development: ADXS-HPV for cervical cancer; ADXS-NEO, a personalized neoantigen-directed therapy for multiple cancers; ADXS-503 for non-small cell lung cancer, from its ADXS-HOT off-the-shelf neoantigen-directed program; and ADXS-PSA for prostate cancer.

To learn more about Advaxis, visit www.advaxis.com and connect on Twitter, LinkedIn, Facebook and YouTube.

Advaxis Forward-Looking Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially include: the success and timing of our clinical trials, including subject accrual; our ability to avoid any clinical holds; our ability to obtain and maintain regulatory approval and/or reimbursement of our product candidates for marketing; our ability to obtain the appropriate labeling of our products under any regulatory approval; our plans to develop and commercialize our products; the successful development and implementation of our sales and marketing campaigns; the size and growth of the potential markets for our product candidates and our ability to serve those markets; our ability to successfully compete in the potential markets for our product candidates, if commercialized; regulatory developments in the United States and other countries; the rate and degree of market acceptance of any of our product candidates; new products, product candidates or new uses for existing products or technologies introduced or announced by our competitors and the timing of these introductions or announcements; market conditions in the pharmaceutical and biotechnology sectors; our available cash; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; our ability to obtain additional funding; our ability to obtain and maintain intellectual property protection for our product candidates; the success and timing of our preclinical studies including IND-enabling studies; the timing of our IND submissions, the ability to resolve FDA’s partial clinical hold, the ability to get FDA approval for study amendments, the timing of data read-outs, the ability of our product candidates to successfully perform in clinical trials; our ability to initiate, enroll, and execute pilots and clinical trials; our ability to maintain collaborations; our ability to manufacture and the performance of third-party manufacturers; the performance of our clinical research organizations, clinical trial sponsors and clinical trial investigators; our ability to successfully implement our strategy; the impact of the reverse stock split on the market price for our common stock; and other risk factors identified from time to time in our reports filed with the SEC. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

CONTACT:

Investors:

LHA Investor Relations

Miriam Weber Miller, (212) 838-3777

mmiller@lhai.com